New Nouveau
Brunswick

Financial Statements

for the fiscal year ended 31 March

2002

TABLE OF CONTENTS

Audited Financial Statements

STATEMENT OF RESPONSIBILITY

The financial statements of the Province of New Brunswick are prepared each year by the Comptroller as required under section 12 of the Financial Administration Act. The financial statements include a Statement of Financial Position, a Statement of Revenue and Expenditure, a Statement of Cash Flow and a Statement of Net Debt.

Financial statement integrity and objectivity are the responsibility of the Government. To help fulfil this responsibility, systems of internal control have been established to provide reasonable assurance that transactions are properly authorized, executed and reported. The statements are prepared in accordance with the accounting policies described in Note 1 to the Financial Statements.

On behalf of the Government:

Honourable Peter Mesheau
Minister of Finance

23 September 2002

2001-2002
MAJOR VARIANCE ANALYSIS

Explanations of major variances are described below, first for revenue, then for expenditure. In this analysis, comparisons are made between the actual results for 2001-02 and either the 2001-02 budget or actual results for 2000-01.

BUDGETARY REVENUE

Provincial Sources

Taxes on Consumption

Taxes on consumption were down by $11.3 million from budget. This was mainly due to harmonized sales tax (HST) revenues being $31.4 million lower than budget as a result of lower federal estimates of New Brunswick's portion of the harmonized sales tax. The decrease in HST was partially offset by a $19.7 million increase in tobacco tax revenues, primarily a result of tax increases announced in April and November 2001.

Taxes on consumption were up $24.1 million from 2000-01 mainly due to tobacco tax revenues increasing by $19.9 million, primarily attributable to rate increases in April and November 2001.

Taxes on Property

Taxes on property were up $16.6 million from budget due to higher revenues from property assessments than anticipated at time of budget.

Compared to 2000-01, taxes on property were up $13.9 million reflecting higher revenue from property assessments.

Taxes on Income

Taxes on income were up $28.0 million from budget primarily due to an increase in corporate income tax revenues of $21.9 million, attributable to higher than anticipated corporate taxable income. Personal income taxes were $6.9 million above budget due to a positive prior year adjustment in respect of the 2000 taxation year.

Other Taxes

Other taxes were up $12.7 million from budget mainly due to higher than anticipated large corporation capital tax revenues of $7.0 million, primarily attributable to a positive prior year adjustment in respect of the 2000 taxation year.

Compared to 2000-01, other taxes were up $12.7 million mainly due to higher large corporation capital tax revenues of $8.4 million, primarily a result of a positive prior year adjustment in respect of the 2000 taxation year affecting 2001-02 revenues.

Investment Income

Investment income was down $26.9 million from budget. This was mainly a result of WHSCC incurring a net loss of $35.7 million, a reduction of $36.8 million from the budget estimate, primarily as a result of higher claim costs and weaker market returns than anticipated. NB Power Corporation was down $10.0 million from budget. These losses were partially offset by increased revenues from other sources of investment income.

Compared to 2000-01, investment income was up $82.7 million. This was mainly due to NB Power showing net income of $20.0 million in 2001-02 as opposed to a restated net loss of $78.0 million in 2000-01, which was primarily attributable to a change in accounting policy for foreign exchange translation.

Other Provincial Revenue

Other provincial revenues were $20.7 million higher than estimated at budget primarily due to an increase in revenues associated with the consolidation of government organizations.

FEDERAL SOURCES

Canada Health and Social Transfer

The Canada Health and Social Transfer (CHST) was $90.9 million higher than in 2000-01 as a result of increased funding from the federal government.

Fiscal Equalization Payments

Equalization revenues were $104.3 million above budget due to positive prior year adjustments of $119.0 million, including the removal of the ceiling in respect of the 1999-2000 entitlement year.

Equalization revenues were $170.8 million higher than in 2000-01 in large part due to significant, positive prior year adjustments in 2001-02. Increases in provincial revenues subject to equalization resulted in higher entitlements as well.

BUDGETARY EXPENDITURE

Education

Education expenses were $25.0 million below budget, primarily because of higher than anticipated amortization of experience gains in the Teachers pension plan, which were partially offset by the investment in the University Infrastructure Trust.

Education expenditures were $65.2 million higher than in 2000-01 mainly due to lower pension interest earned on the Teachers plan, negotiated wage increases including the teachers' collective agreement, enhanced access to post-secondary education, and increased access to high speed Internet in schools.

Health

Health expenditures were $43.7 million higher than budget and $120.2 million higher than in 2000-01 because of increased costs in programs such as hospital services, medicare and prescription drugs.

Family and Community Services

Family and Community Services expenditures were $13.5 million lower than budget mainly because of lower than anticipated growth in the Long Term Care Program.

Family and Community Services expenditures were $26.5 million higher than in 2000-01 primarily because of general increases in Family and Community Social Services and Nursing Home Services.

Protection Services

Protection Services expenditures were $1.4 million higher than budget primarily because of increased security and emergency costs.

Protection Services expenditures were $3.9 million higher than in 2000-01 primarily because of increased law enforcement costs and budgeted increases in the operation of the justice system.

Economic Development

Economic Development expenditures were $10.1 million lower than budget, mainly because of less than anticipated uptake in the development programs of the Regional Development Corporation.

Economic Development expenditures were $27.0 million higher than in 2000-01, mainly due to the Province's $20.0 million investment in the Innovation Trust Fund and funding for new initiatives in the Regional Development Corporation. These increases were partially offset by less than anticipated uptake in Business New Brunswick's Strategic Assistance Program.

Employment Development and Labor

Employment Development and Labor expenses were $3.7 million higher than in 2000-01, mainly due to increased costs in the New Brunswick Community College network, partially offset by savings in the Employment Development program and services.

Resource Sector

Resource Sector expenditures were $4.4 million higher than budget mainly due to increased forest fire protection costs.

Transportation

Transportation expenditures were $24.0 million higher than budget primarily due to winter maintenance expenditures, which are dependent on the length and severity of the winter, and an accelerated capital program and vehicle purchase program.

Transportation expenditures were $46.6 million higher than in 2000-01 primarily due to an increased capital budget, and an accelerated capital program and vehicle purchase program.

Central Government

Central Government expenditures were $16.6 million greater than budget and $46.5 million higher than in 2000-01 mainly due to increased costs in provision for losses.

Service of the Public Debt

Service of the Public Debt was $14.5 million higher than in 2000-01 due mainly to expensing a portion of the interest on the debt associated with the Fredericton-Moncton highway project.

FISCAL STABILIZATION FUND

For the year ending 31 March 2002, an amount of $100.0 million was transferred from the Consolidated Fund to the Fiscal Stabilization Fund, pursuant to the Province's Fiscal Stabilization Fund Act.

AUDITOR'S REPORT

To the Legislative Assembly
Province of New Brunswick

I have audited the statement of financial position of the Province of New Brunswick as at 31 March 2002 and the statements of revenue and expenditure, cash flow and net debt for the year then ended. These financial statements are the responsibility of government. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by government, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Province as at 31 March 2002 and the results of its operations and its cash flows for the year then ended in accordance with the accounting policies set out in Note 1 to the financial statements. As required by section 10 of the *Auditor General Act*, I report that, in my opinion, these policies have been applied on a basis consistent with that of the preceding year.

Daryl C. Wilson, FCA
Auditor General

9 August 2002

Bureau du vérificateur général
Case postale 758, Fredericton
Nouveau-Brunswick E3B 5B4

STATEMENT OF FINANCIAL POSITION
as at 31 March 2002

Schedule		(millions) 2002	2001
	ASSETS		
1	Accounts and Interest Receivable	**$ 285.1**	$ 263.2
2	Taxes Receivable	**382.4**	376.4
3	Inventories	**26.8**	27.4
4	Prepaid and Deferred Charges	**134.9**	86.6
	Unrealized Foreign Exchange Losses	**159.2**	182.8
5	Loans and Advances	**157.5**	154.2
6	Investments	**(71.6)**	(117.8)
	Excess of Pension Assets Over Accrued Benefits (Note 14)	**---**	68.4
	Total Assets	**$ 1,074.3**	$ 1,041.2
	LIABILITIES		
7	Bank Advances and Short Term Borrowing	**$ 352.3**	$ 484.8
8	Accounts Payable	**436.6**	317.3
9	Accrued Expenditures	**676.0**	709.9
10	Allowance for Losses	**44.7**	30.9
11	Deferred Revenue	**286.1**	325.2
12	Deposits Held in Trust	**42.3**	34.0
13	Obligations under Capital Leases (Note 9)	**871.9**	900.0
	Unamortized Pension Adjustments and Valuation Allowance (Note 14)	**372.6**	511.0
		3,082.5	3,313.1
	Funded Debt (Note 12)	**11,126.4**	10,717.3
	Borrowing for NB Power Corporation	**(3,121.7)**	(3,061.1)
	Funded Debt for Provincial Purposes	**8,004.7**	7,656.2
	Sinking Fund Investments	**(3,358.8)**	(3,130.2)
		4,645.9	4,526.0
	Total Liabilities	**7,728.4**	7,839.1
	NET DEBT	**(6,654.1)**	(6,797.9)
		$ 1,074.3	$ 1,041.2

Contingent Liabilities - See Note 15
Commitments - See Note 16

The accompanying notes are an integral part of these Financial Statements.

Mike Ferguson, C.A.
Comptroller

STATEMENT OF REVENUE AND EXPENDITURE
for the fiscal year ended 31 March 2002

Schedule		2002 Budget	(millions) 2002 Actual	2001 Actual
	REVENUE			
	Provincial Sources			
14	Taxes on Consumption	$ 925.0	**$ 913.7**	$ 889.6
	Taxes on Property	272.0	**288.6**	274.7
15	Taxes on Income	1,064.1	**1,092.1**	1,091.9
16	Other Taxes	69.2	**81.9**	69.2
17	Licenses and Permits	100.0	**101.6**	106.6
18	Royalties	59.5	**61.1**	66.5
19	Investment Income	238.5	**211.6**	128.9
20	Other Provincial Revenue	179.2	**199.9**	192.8
	Sinking Fund Earnings	230.0	**230.9**	220.0
		3,137.5	**3,181.4**	3,040.2
	Federal Sources			
	Canada Health and Social Transfer	490.0	**494.9**	404.0
	Fiscal Equalization Payments	1,217.0	**1,321.3**	1,150.5
	Harmonization Transitional Payment	---	---	34.0
	Other Unconditional Grants - Canada	1.9	**1.9**	1.9
21	Conditional Grants - Canada	224.1	**217.2**	204.4
		1,933.0	**2,035.3**	1,794.8
		5,070.5	**5,216.7**	4,835.0
	EXPENDITURE			
22	Education	964.6	**939.6**	874.4
23	Health	1,366.8	**1,410.5**	1,290.3
24	Family and Community Services	696.4	**682.9**	656.4
25	Protection Services	136.0	**137.4**	133.5
26	Economic Development	171.4	**161.3**	134.3
27	Employment Development and Labour	228.7	**227.4**	223.7
28	Resource Sector	149.6	**154.0**	154.4
29	Transportation	261.5	**285.5**	238.9
30	Central Government	405.9	**422.5**	376.0
	Service of the Public Debt (Note 13)	654.8	**651.8**	637.3
		5,035.7	**5,072.9**	4,719.2
	SURPLUS RESULTING IN DECREASE IN NET DEBT FOR THE YEAR	$ 34.8	**$ 143.8**	$ 115.8

Under legislation, a portion of the surplus for the year has been set aside in a Fiscal Stabilization Fund for fiscal policy purposes.

	2002 Budget	2002 Actual	2001 Actual
Surplus for the year	$ 34.8	$ 143.8	$ 115.8
Allocation to Fiscal Stabilization Fund (Note 5)	---	(100.0)	(100.0)
Surplus for fiscal policy purposes	$ 34.8	$ 43.8	$ 15.8

The accompanying notes are an integral part of these Financial Statements.

STATEMENT OF CASH FLOW
for the fiscal year ended 31 March 2002

	(millions) 2002	2001
OPERATING ACTIVITIES		
Decrease in Net Debt for the Year	$ **143.8**	$ 115.8
Non Cash Items		
Amortization of Premiums, Discounts and Issue Expenses	**7.5**	7.9
Foreign Exchange Expense	**56.7**	44.5
Increase in Allowance for Doubtful Accounts	**43.2**	65.3
Sinking Fund Earnings	**(230.9)**	(220.0)
Actual Losses Due to Foreign Exchange	**(23.8)**	(20.6)
Decrease in Pension Liability (Note 14)	**(70.0)**	(153.4)
Decrease in Deferred Revenue	**(39.1)**	(15.6)
Capital Asset Acquisitions Charged to Operations	**198.8**	154.7
Proceeds from Disposal of Capital Assets	**(2.4)**	(2.1)
(Increase) Decrease in Working Capital (Note 19)	**5.6**	(75.8)
Net Cash From (Used in) Operating Activities	**89.4**	(99.3)
INVESTING ACTIVITIES		
Purchase of Capital Assets	**(198.8)**	(154.7)
Proceeds from Disposal of Capital Assets	**2.4**	2.1
(Increase) Decrease in Investments, Loans and Advances	**(62.2)**	62.0
Net Cash Used in Investing Activities	**(258.6)**	(90.6)
FINANCING ACTIVITIES		
Proceeds from Issuance of Funded Debt	**663.2**	648.0
Received from Sinking Fund for Redemption of Debentures and Payment of Exchange	**120.6**	128.0
Decrease in Obligations under Capital Leases	**(28.1)**	(0.7)
Sinking Fund Instalments	**(118.4)**	(112.7)
Funded Debt Matured	**(335.6)**	(502.0)
Net Cash From Financing Activities	**301.7**	160.6
INCREASE (DECREASE) IN CASH POSITION DURING YEAR	**132.5**	(29.3)
CASH POSITION - BEGINNING OF YEAR	**(484.8)**	(455.5)
CASH POSITION - END OF YEAR	$ **(352.3)**	$ (484.8)
CASH REPRESENTED BY		
Bank Advances and Short Term Borrowing	$ **(352.3)**	$ (484.8)

The accompanying notes are an integral part of these Financial Statements.

STATEMENT OF NET DEBT
for the fiscal year ended 31 March 2002

	(millions) 2002	2001
NET DEBT - BEGINNING OF YEAR		
As Previously Published	**$ (6,625.9)**	$ (6,807.7)
Prior Years' Adjustments (Note 2)		
NB Power Accounting Change for Foreign Currency	**(172.0)**	(106.0)
As Restated	**(6,797.9)**	(6,913.7)
SURPLUS RESULTING IN DECREASE IN NET DEBT FOR THE YEAR	**143.8**	115.8
NET DEBT - END OF YEAR	**$ (6,654.1)**	$ (6,797.9)

The accompanying notes are an integral part of these Financial Statements.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Provincial Reporting Entity

In these financial statements, the Province is defined as the Provincial Reporting Entity. The Provincial Reporting Entity is comprised of certain organizations that are accountable to the Legislature. These accountable organizations are the Consolidated Fund, the General Sinking Fund, the Fiscal Stabilization Fund and certain agencies, commissions and corporations. The agencies, commissions and corporations included in this definition are identified below.

Transactions and balances of organizations are included in these financial statements through one of the following accounting methods:

Consolidation method - This method combines the accounts of distinct organizations. It requires uniform accounting policies for the organizations. Inter-organizational balances and transactions are eliminated under this method. This method reports the organizations as if they were one organization.

Modified equity method - This method is used for government enterprises. Government enterprises are defined in note 10 to these financial statements. The modified equity method reports a government enterprise's net assets as an investment in the Province's Statement of Financial Position. The net income of the government enterprise is reported as investment income in the Province's Statement of Results. Inter-organizational transactions and balances are not eliminated. All gains or losses arising from inter-organizational transactions between government enterprises and other government organizations are eliminated. The accounting policies of government enterprises are not adjusted to conform with those of other government organizations.

Equity method – This method of accounting is used for Hospital Corporations. The accounting policies of the Hospital Corporations are adjusted to comply with the policies of the Province. The annual deficits or surpluses of the Hospital Corporations are recorded as an expenditure or revenue. The total net accumulated deficits or surpluses of the Hospital Corporations are recorded as a liability or asset. This method results in the same net position that would result from the consolidation method.

Transaction method - This method records only transactions between the Province and the other organizations.

Organizations that have been included in the Provincial Reporting Entity through consolidation are:

Algonquin Properties Limited;
Arts Development Trust Fund;
Environmental Trust Fund;
Fiscal Stabilization Fund;
Forest Protection Limited;
Group Insurance Trust Fund;
N.B. Agriexport Inc.;
New Brunswick Credit Union Deposit Insurance Corporation;
New Brunswick Highway Corporation;
New Brunswick Housing Corporation;
New Brunswick Investment Management Corporation;
Regional Development Corporation;
Service New Brunswick;
Sport Development Trust Fund.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

Government enterprises that have been included in these financial statements through modified equity accounting are:

Algonquin Golf Limited;
Lotteries Commission of New Brunswick;
New Brunswick Liquor Corporation;
New Brunswick Municipal Finance Corporation;
New Brunswick Power Corporation;
Workplace Health, Safety and Compensation Commission.

New Brunswick Hospital Corporations have been included in these financial statements using the equity method of accounting.

Certain organizations that are accountable to the Legislature have been included through the transaction method. The transaction method was used because the appropriate methods would not produce a materially different result. The determination of which entities to exclude because of materiality was made by Board of Management. The organizations included through the transaction method are:

Advisory Council on the Status of Women;
Board of Commissioners of Public Utilities of New Brunswick;
Fundy Linen Services Inc.;
Kings Landing Corporation;
New Brunswick Crop Insurance Commission;
New Brunswick Distance Education Network;
New Brunswick Museum;
New Brunswick Public Libraries Foundation;
New Brunswick Research and Productivity Council;
Premier's Council on the Status of Disabled Persons;
Provincial Holdings Ltd.;
Strait Crossing Finance Inc.;
Youth Council of New Brunswick.

b) Significant Accounting Policies

Accrual Accounting

Expenditures are recorded for all goods and services received during the fiscal year.

Revenue from Canada under the Federal-Provincial Fiscal Arrangements and Federal Post-Secondary Education and Health Contributions Act, 1977, and the Canada-New Brunswick Tax Collection Agreement is accrued based on estimates provided by Canada. These estimates are subject to adjustment in future years. Such adjustments are included in revenue when Canada informs the Province of the revisions. The most recent revision included in these financial statements is dated 27 February 2002.

All other revenues and recoveries are recorded on an accrual basis.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

Debt Charges

Interest and other debt service charges are reported in the Statement of Revenue and Expenditure as Service of the Public Debt except as described below:

> Because government enterprises are included in the Provincial Reporting Entity through modified equity accounting, the cost of servicing their debt is not included in the Service of the Public Debt expenditure. The cost of servicing the debt of government enterprises is an expenditure included in the calculation of their net profit or loss for the year.
>
> Interest costs imputed on the Province's Accrued Pension Liability are recorded as part of pension expense, which is included in various expenditure functions.

Interest earned on the assets of the General Sinking Fund and on other provincial assets is reported as revenue.

Note 13 to these financial statements reports the components of the Service of the Public Debt Expenditure function and total debt charges.

Government Transfers

Government transfers are transfers of money, such as grants, from a government to an individual, an organization or another government for which the government making the transfer does not receive any goods or services directly in return.

Government transfers are recognized in the Province's financial statements as expenditures or revenues in the period that the events underlying the transfer occurred. Liabilities have been established for any transfers due at 31 March 2002 for which the intended recipients have met the eligibility criteria. Receivables have been established for transfers to which the Province is entitled under governing legislation, regulation or agreement.

During the year ended 31 March 2001, a supplement to the Canada Health and Social Transfer of $60.4 million was received from Canada. This is being recognized as revenue on a straight-line basis over four years. A similar supplement of $85.8 million was received during the year ended 31 March 2000 and is being recognized as revenue on a straight-line basis over three years.

Physical Assets

The cost of acquiring physical assets is expensed in the year of acquisition. The Statement of Financial Position does not report an amount for these assets. See Note 20 regarding Tangible Capital Assets..

Short Term Investments

Short term investments are recorded at cost.

Allowances

Allowances have been established for accounts receivable, loan guarantees and other possible losses. These allowances are disclosed in the schedules to the financial statements. The increase in these allowances charged to operations for the fiscal year ended 31 March 2002 was $43.2 million ($65.3 million 2001).

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

Concessionary Loans

There are two situations where the Province charges loan disbursements entirely as expenditures. These are:

Loan agreements which commit the Province to provide future grants to the debtor to be used to repay the loan.

Loan agreements which include forgiveness provisions if the forgiveness is considered likely.

In both these situations, the loan is charged to expenditure when it is disbursed.

Loans that are significantly concessionary because they earn a low rate of return are originally recorded as assets at the net present value of the expected future cash flows. The net present value is calculated using the Province's borrowing rate at the time the loan was issued. The difference between the nominal value of the loan and its net present value is recorded as an expenditure.

Inventories

Inventories are recorded at the lower of cost or net realizable value. Inventories include supplies for use, and goods and properties held for resale. Properties held for resale include land and fixtures acquired or constructed for the purpose of sale. Properties held for resale also include properties acquired through foreclosure. Properties acquired through foreclosure which have not been disposed of within two fiscal year ends of repossession are removed from inventory and are recorded as expenditure.

Deferred Revenue

Amounts received or recorded as receivable but not earned by the end of the fiscal year are recorded as deferred revenue.

Deposits Held in Trust

Any funds remitted to the Province and held in trust for specified persons are included in both the financial assets and liabilities of the Province. Legally established trust funds which the Province administers but does not control are not included as Provincial assets or liabilities. Note 18 to these financial statements discloses the equity balances of the trust funds administered by the Province.

Borrowing on Behalf of New Brunswick Power Corporation

The Province, as represented by the Consolidated Fund, has issued long term debt securities on behalf of New Brunswick Power Corporation in exchange for debentures with like terms and conditions.

The New Brunswick Power Corporation debentures received by the Province are reported in the Statement of Financial Position as a reduction of Funded Debt. This financing arrangement was used to obtain more favourable debt servicing costs. The transactions involving these securities, including the debt servicing costs, are not part of the budget plan of the Province's Consolidated Fund.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

Foreign Currency Translation

The Province's assets, liabilities and contingent liabilities denominated in foreign currencies are translated to Canadian dollars at the year end rates of exchange, except where such items have been hedged or are subject to interest rate and currency swap agreements. In such cases, the rates established by the hedge or the agreements are used in the translation. Revenue and expenditure items are translated at the rates of exchange in effect at the respective transaction dates.

Exchange gains and losses are included in the Statement of Revenue and Expenditure except for the unrealized exchange gains and losses arising on the translation of long term items, which are deferred and amortized on a straight line basis over the remaining life of the related assets or liabilities.

Leases

Long term leases, under which the Province, as lessee, assumes substantially all the benefits and risks of ownership of leased property, are classified as capital leases although certain minimum dollar thresholds are in place for practical reasons. The present value of a capital lease is accounted for as an expenditure and an obligation at the inception of the lease.

All leases under which the Province does not assume substantially all the benefits and risks of ownership related to the leased property are classified as operating leases. Each rental payment required by an operating lease is recorded as an expenditure when it is due.

Measurement Uncertainty

Measurement uncertainty is uncertainty in the determination of the amount at which an item is recognized in financial statements. This uncertainty exists when there is a variance between the recognized amount and another reasonably possible amount. Many items in these financial statements have been measured using estimates. Those estimates have been based on assumptions that reflect economic conditions.

Some examples of where measurement uncertainty exists are the establishment of allowances for doubtful accounts and the determination of pension expense.

NOTE 2 CHANGE IN ACCOUNTING POLICY

During the year ended 31 March 2002, NB Power Corporation changed its method of accounting for foreign exchange gains and losses. Previously the Corporation deferred any unrealized gains or losses on the translation of foreign currency denominated monetary assets and liabilities, and amortized those gains or losses to income over the remaining term of the related debt issue. The new accounting policy requires foreign exchange gains or losses to be recognized immediately. This change has resulted in an increase in the Province's investment income from NB Power Corporation of $16.0 million for the year ended 31 March 2002 (decrease of $66.0 million for the year ended 31 March 2001), and an increase in the Province's opening Net Debt as at 1 April 2001 of $172.0 million (increase of $106.0 million as at 1 April 2000).

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 3 BUDGET

The budget amounts included in these financial statements are the amounts published in the Main Estimates, adjusted for transfers from the Supplementary Funding Provision Program and elimination of inter-account transactions. Budget figures for the year ending 31 March 2002 have also been adjusted to include estimated revenue and expenditures, as approved by Board of Management, for those entities which are included in the reporting entity by way of consolidation method.

The Supplementary Funding Provision Program is an appropriation which provides funding to other programs for costs associated with contract settlements and other requirements not budgeted in a specific program.

NOTE 4 BALANCING OF EXPENDITURE AND REVENUE

The Province's Balanced Budget Act requires that total expenditures not exceed total revenues for the period commencing 1 April 2000 and ending 31 March 2004.

That Act stipulates that any change made within the last fifteen months of the period from 1 April 2000 to 31 March 2004, or after completion of that period, in relation to the official estimates by the Government of Canada for provincial entitlements under the Federal-Provincial Fiscal Arrangements and Federal Post-Secondary Education and Health Contributions Act or the Canada-New Brunswick Tax Collection Agreement, shall not be taken into account.

The difference for the period ending 31 March 2002 between revenue and expenditure is as follows:

	(millions)	
	2001 Actual	**2002 Actual**
Revenue	$ 4,835.0	**$ 5,216.7**
Expenditure	4,719.2	**5,072.9**
	115.8	**143.8**
Cumulative Difference - Beginning of Year	---	**115.8**
Cumulative Difference – End of Year	$ 115.8	**$ 259.6**

NOTE 5 FISCAL STABILIZATION FUND

The Province's Fiscal Stabilization Fund Act establishes a fund separate from the Consolidated Fund, for the purpose of assisting in stabilizing the fiscal position of the Province of New Brunswick from year to year and to improve long term fiscal planning.

For the year ending 31 March 2002, an amount of $100.0 million ($100.0 million 2001) was transferred from the Consolidated Fund to the Fiscal Stabilization Fund. Any such transfers into the Fiscal Stabilization Fund are authorized by an appropriation in accordance with the Financial Administration Act. Transfers out of the Fund are made with the approval of the Lieutenant-Governor-in-Council. No transfers out of the Stabilization Fund were made during the year. The Fund has been included in these financial statements on a consolidated basis.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 6 LOANS AND ADVANCES

In addition to establishing budgets for various revenue and expenditure classifications, the Province budgets disbursements and recoveries for loans and advances. The budgeted amounts and actual results for the year ended 31 March 2002, and the actual results for the year ended 31 March 2001 are as follows:

		(millions)	
	2002 Budget	2002 Actual	2001 Actual
Disbursements			
Agricultural Development Act	$ 5.8	**$ 1.9**	$ 3.1
Economic Development Act	45.0	**10.8**	39.2
Fisheries Development Act	8.0	**5.1**	4.5
Housing	7.1	**6.3**	6.8
Nursing Home	---	**1.7**	2.8
Veterans' Affairs	11.3	**9.7**	1.3
Other	1.6	**---**	---
Total Disbursements	78.8	**35.5**	57.7
Recoveries			
Agricultural Development Act	2.0	**1.6**	1.9
Economic Development Act	9.3	**8.7**	18.8
Finance	0.2	**0.2**	0.4
Fisheries Development Act	4.2	**3.6**	4.4
Greater Moncton Area Transitional Policing	---	**0.3**	0.3
Housing	3.2	**3.9**	3.3
Nursing Home	---	**4.5**	---
Other	0.7	**0.1**	0.1
Total Recoveries	19.6	**22.9**	29.2
Net Loans and Advances	$ 59.2	**$ 12.6**	$ 28.5

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 7 SPECIAL PURPOSE ACCOUNTS

Special Purpose Account revenue earned but not spent accumulates as a surplus in that account and may be spent in future years for the purposes specified. At 31 March 2002, the accumulated surplus in all Special Purpose Accounts totaled $60.0 million ($56.4 million 2001). This total is recorded as a reduction in net debt.

The following table summarizes the change in the accumulated Special Purpose Account surplus.

	2001	(millions) 2002		
	Accumulated Surplus	Revenue	Expenditure	Accumulated Surplus
Education				
Canada Student Loans	$ 0.5	$ 9.4	$ 9.4	**$ 0.5**
Fred Magee Account	0.2	0.1	---	**0.3**
Library Account	0.2	0.3	0.1	**0.4**
Scholarship and Trusts	---	0.4	0.4	**---**
Self Sustaining Accounts	2.5	6.9	4.9	**4.5**
Environment and Local Government				
Environmental Trust Fund	1.4	5.0	4.7	**1.7**
Family and Community Services				
CMHC Funding	30.6	6.5	1.4	**35.7**
Finance				
Group Insurance Trust Fund	2.8	---	1.4	**1.4**
Strait Crossing Finance Inc.	---	0.1	0.1	**---**
General Government				
Arts Development Trust Fund	1.0	0.7	1.2	**0.5**
Sport Development Trust Fund	0.1	0.5	0.5	**0.1**
Health and Wellness				
Hospital Liability Protection Account	1.8	2.2	4.0	**---**
Medical Research Assistance Account	3.2	0.1	0.1	**3.2**
WHSCC Compensation	---	0.2	0.2	**---**
Justice				
Family Support	0.1	0.2	0.2	**0.1**
Natural Resources and Energy				
Wildlife Conservation	1.5	1.1	1.4	**1.2**
Public Safety				
Municipal Police Assistance Account	0.1	0.6	0.6	**0.1**
National Safety Code Agreement	0.2	0.2	0.3	**0.1**
Suspended Driver – Alcohol Re-education Program	0.1	0.2	0.2	**0.1**
Victim Services Account	0.7	1.3	1.5	**0.5**
Supply and Services				
Land Management Account	6.3	1.7	1.5	**6.5**
Public/Private Partnership Projects	0.2	---	---	**0.2**
Renovation of Old Government House	0.3	---	---	**0.3**
Training and Employment Development				
Johann Wordel Account	0.1	---	---	**0.1**
New Brunswick Community College Scholarship Account	0.2	---	---	**0.2**
Recoverable Projects	2.3	0.5	0.5	**2.3**
	$ 56.4	$ 38.2	$ 34.6	**$ 60.0**

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 8 SPECIAL OPERATING AGENCIES

Revenue may be generated by the Special Operating Agencies or from transfers from other budgetary accounts. Expenditures are incurred by the agencies in delivering the programs they offer and may be of a capital or operating nature.

Special Operating Agency account revenue earned but not spent in any year, accumulates as a surplus in that account and may with permission from Board of Management be spent in future years. At 31 March 2002, the accumulated surplus in all Special Operating Agency accounts totaled $9.8 million ($12.5 million 2001). This total is recorded as a reduction in net debt. The following table summarizes the change in the accumulated Special Operating Agency surplus during the 2002 fiscal year.

	2001	(millions) 2002		
	Accumulated Surplus	**Revenue**	**Expenditure**	**Accumulated Surplus**
Business New Brunswick				
Mactaquac Golf Course	$ 0.6	$ 0.9	$ 0.7	**$ 0.8**
Public Safety				
New Brunswick Safety Code Services	0.8	3.5	4.1	**0.2**
Regional Development Corporation				
Regional Development Corporation	3.9	14.9	9.0	**9.8**
Training and Employment Development				
New Brunswick Community College	5.3	101.7	101.2	**5.8**
Transportation				
Vehicle Management	1.9	66.8	75.5	**(6.8)**
	$ 12.5	$ 187.8	$ 190.5	**$ 9.8**

NOTE 9 OBLIGATIONS UNDER CAPITAL LEASES

The total future principal and interest payments for capital leases amount to $1,902.8 million ($1,990.0 million 2001). That amount includes $871.9 million ($900.0 million 2001) in principal and $1,030.9 million ($1,090.0 million 2001) in interest.

Minimum annual principal and interest payments in each of the next five years are as follows:

Fiscal Year	**(millions)**
2002-2003	$ 14.1
2003-2004	44.5
2004-2005	75.5
2005-2006	75.6
2006-2007	76.4

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 10 GOVERNMENT ENTERPRISES

A Government Enterprise is an organization accountable to the Legislative Assembly that has the power to contract in its own name, has the financial and operating authority to carry on a business, sells goods and services to customers outside the Provincial Reporting Entity as its principal activity, and that can, in the normal course of its operations, maintain its operations and meet its liabilities from revenues received from sources outside the Provincial Reporting Entity.

The following is a list of Government Enterprises, and their fiscal year ends, which are included in the Provincial Reporting Entity as described in note 1 a) to these financial statements.

Algonquin Golf Limited	31-12-01
Lotteries Commission of New Brunswick (Lotteries)	31-03-02
New Brunswick Liquor Corporation (Liquor)	31-03-02
New Brunswick Municipal Finance Corporation (Municipal Finance)	31-12-01
New Brunswick Power Corporation (Power)	31-03-02
Workplace Health, Safety and Compensation Commission (WHSCC)	31-12-01

The following table presents condensed financial information of these Government Enterprises.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

(millions)

	Algonquin Golf Limited	Lotteries	Liquor	Municipal Finance	Power	WHSCC	Total
Assets							
Cash and Equivalents	$ 0.2	$ ---	$ 0.2	$ 0.2	$ 17.0	$ 569.3	$ 586.9
Receivables	---	0.5	2.0	4.5	169.0	94.8	270.8
Prepaids	---	---	0.4	---	5.0	---	5.4
Inventories	---	---	17.1	---	102.0	---	119.1
Deferred Charges	---	---	---	---	103.0	---	103.0
Fixed Assets	6.8	---	10.0	---	2,840.0	9.2	2,866.0
Other Assets	----	---	---	367.5	---	0.4	367.9
Total Assets	$ 7.0	$ 0.5	$ 29.7	$ 372.2	$3,236.0	$ 673.7	$ 4,319.1
Liabilities							
Short Term Indebtedness	$ ---	---	$ 0.5	$ ---	$ ---	$ ---	$ 0.5
Payables	0.9	---	10.8	4.5	222.0	10.1	248.3
Reserves	2.0	---	---	---	268.0	---	270.0
Long Term Debt	5.0	---	2.7	366.9	95.7	670.2	1,140.5
Debt Funded by the Province	---	---	---	---	2,794.3	---	2,794.3
Total Liabilities	7.9	---	14.0	371.4	3,380.0	680.3	4,453.6
Equity							
Retained Earnings	(0.9)	0.5	15.7	0.8	(144.0)	(6.6)	(134.5)
Total Equity	(0.9)	0,.5	15.7	0.8	(144.0)	(6.6)	(134.5)
Total Liabilities and Equity	$ 7.0	$ 0.5	$ 29.7	$ 372.2	$3,236.0	$ 673.7	$ 4,319.1
Net Income							
Revenue	$ 1.4	$ 89.6	$ 292.5	$ 23.6	$1,319.0	$ 158.8	$ 1,884.9
Expenses	(1.7)	(0.5)	(185.7)	(0.1)	(1,033.0)	(194.5)	(1,415.5)
Interest Expense	(0.3)	---	---	(23.4)	(266.0)	---	(289.7)
Net Income	$ (0.6)	$ 89.1	$ 106.8	$ 0.1	$ 20.0	$ (35.7)	$ 179.7

The financial information of Government Enterprises is prepared according to generally accepted accounting principles, using accounting policies that are appropriate for the industry segment in which they operate. These accounting policies may not be consistent with accounting policies used by other member organizations of the Provincial Reporting Entity.

Because minor adjustments are required for timing differences, the net income amounts reported in the financial statements of government enterprises may vary slightly from the investment income reported in the Province's Statement of Revenue and Expenditure.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

Algonquin Golf Limited

Algonquin Golf Limited was incorporated on 29 May 1998 under the New Brunswick Business Corporation Act. Its purpose is to re-develop and operate the golf course formerly owned by Algonquin Properties Limited. The first year of operations was 2000, the course opened on 1 July 2000.

Lotteries Commission of New Brunswick

The Lotteries Commission of New Brunswick is a shareholder in Atlantic Lottery Corporation Inc. and in the Interprovincial Lottery Corporation. Atlantic Lottery Corporation Inc. is jointly owned by the four Atlantic Provinces and is responsible to develop, organize, undertake, conduct and manage lotteries in Atlantic Canada. Atlantic Lottery Corporation Inc. also markets and handles the products of the Interprovincial Lottery Corporation. The Interprovincial Lottery Corporation is a corporation jointly owned by the ten Canadian provinces.

New Brunswick Liquor Corporation

The New Brunswick Liquor Corporation was established under the New Brunswick Liquor Corporation Act. Its business activity is the purchase, distribution and sale of alcoholic beverages throughout the Province of New Brunswick.

New Brunswick Municipal Finance Corporation

The Municipal Finance Corporation was established under the New Brunswick Municipal Finance Corporation Act. Its purpose is to provide financing for municipalities and municipal enterprises through a central borrowing authority.

New Brunswick Power Corporation

The New Brunswick Power Corporation was established in 1920 under the Electric Power Act and is an agent of the Crown in right of the Province. The Corporation provides for the continuous supply of energy adequate for the needs and future development of the Province and promotes economy and efficiency in the distribution, supply, sale and use of power.

Workplace Health, Safety and Compensation Commission

The Workplace Health, Safety and Compensation Commission was established under the Workplace Health, Safety and Compensation Commission Act on 1 January 1995. It is responsible for administration of both the Occupational Health and Safety Act and the Worker's Compensation Act. The Workplace Health, Safety and Compensation Commission is dedicated to the promotion of a safe and healthy work environment and the provision of services to workplaces, employers and the injured workers of New Brunswick.

The Commission administers the payment of benefits to injured workers, levies and collects assessment revenues and invests funds. The net assets of the Commission and all assessments collected from employers can only be used for the purposes of the Commission.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 11 BORROWING AUTHORITY

a) Balance of Borrowing Authority under the Provincial Loans Act

The balance of borrowing authority granted under the Provincial Loans Act is as follows:

	(millions)			
	Balance 2001	Authority Granted During the Year	Borrowing During the Year	Balance 2002
Loan Act 1999	$ 422.4	$ ---	$ 363.0	**$ 59.4**
Loan Act 2000	495.0	---	---	**495.0**
Loan Act 2001	---	445.0	---	**445.0**
	$ 917.4	$ 445.0	$ 363.0	**$ 999.4**

Under the authority of section 2 of the Provincial Loans Act, the maximum temporary indebtedness of the Province is $1,400.0 million. At 31 March 2002, bank advances and short term borrowing amounted to $352.3 million.

Under the authority of subsection 3(1) of the Provincial Loans Act, the Province may borrow sums required for the repayment, refinancing or renewal of securities issued or for the payment of any loan or liability, repayment of which is guaranteed by the Province. This authority is in addition to the authorities listed above.

b) Borrowing by the Municipal Finance Corporation

The New Brunswick Municipal Finance Corporation has authority under the New Brunswick Municipal Finance Corporation Act to provide financing for municipalities and municipal enterprises. As at 31 December 2001, long term debt owed by the corporation was $366.9 million.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 12 FUNDED DEBT OUTSTANDING

The following is a maturity schedule for the total amount of the Province's Funded Debt.

			(millions)		
Fiscal Year of Maturity	Interest Rate (%) Range	Currency Amount	Total Funded Debt	Borrowing for NB Power Corporation	Funded Debt for Provincial Purposes
2002-2003	7.1	US $257.0	$ 409.5	$ (191.2)	
	5.0	Yen 1,128.0	13.6	---	
	8.0-16.5	CAN $823.8	823.8	(500.0)	
			1,246.9	(691.2)	$ 555.7
2003-2004	5.0	Yen 1,128.0	13.6	---	
	7.4-12.1	CAN $330.9	330.9	(100.0)	
			344.5	(100.0)	244.5
2004-2005	7.5-7.6	US $247.5	394.4	---	
	5.0	Yen 1,128.0	13.6	---	
	5.4-14.1	CAN $284.5	284.5	---	
			692.5	---	692.5
2005-2006	6.5	US $150.0	239.0	---	
	5.0	Yen 1,128.0	13.6	---	
	7.5-12.6	CAN $446.1	446.1	(200.0)	
			698.7	(200.0)	498.7
2006-2007	5.0	Yen 1,128.0	13.6	---	
	5.6	Sfr 100.0	94.6	---	
	5.6-10.0	CAN $830.5	830.5	(70.0)	
			938.7	(70.0)	868.7
2007-2008 & After	6.75-9.8	US $939.0	1,496.4	(860.5)	
	5.0	Yen 4,104.0	49.1	---	
	5.2-11.1	CAN $5,659.6	5,659.6	(1,200.0)	
			7,205.1	(2,060.5)	5,144.6
Funded Debt before Sinking Fund Investments			11,126.4	(3,121.7)	8,004.7
Less: Sinking Fund Investments			3,686.2	(327.4)	3,358.8
Funded Debt Outstanding			$ 7,440.2	$ (2,794.3)	$ 4,645.9

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

Pursuant to section 12 of the Provincial Loans Act, the Minister of Finance maintains a General Sinking Fund for the repayment of funded debt either at maturity or upon redemption in advance of maturity. At 31 March 2002, the equity of the General Sinking Fund accumulated for the repayment of Provincial Debt was $3,358.8 million ($3,130.2 million 2001). Some of the assets of this Fund are bonds and debentures issued or guaranteed by the Province of New Brunswick. The provincial net book value of these investments at 31 March 2002 was $1,484.8 million ($1,402.5 million 2001).

Because government enterprises are included in the reporting entity through modified equity accounting, long term debt issued directly by those enterprises is not included in the amount of Funded Debt Outstanding. Note 10 to these financial statements discloses the long term debt obligations of government enterprises.

The following amounts, which are payable swap agreements, have been included in the preceding funded debt maturity schedule. They have been reflected in that schedule in the currency payable per each financial swap agreement.

	(millions) 2002		
Fiscal Year of Maturity	**Amount Payable In Original Currency**	**Amount Payable Per Financial Swap Agreement**	**Canadian Dollar Equivalent**
2002-2003	Yen 3,000.0	CAN $ 30.6	**$ 30.6**
2003-2004	Yen 5,000.0	CAN $ 59.8	**59.8**
2004-2005	Yen 5,000.0	US $ 47.5	**75.7**
2004-2005	Yen 5,000.0	CAN $ 71.2	**71.2**
2004-2005	Yen 4,000.0	CAN $ 55.1	**55.1**
2004-2005	Yen 3,000.0	CAN $ 41.1	**41.1**
2006-2007	CAN $ 95.1	Sfr 100.0	**94.6**
			$428.1

All of the swap agreements are interest rate and currency swap agreements except the Sfr 100.0 issue due 2006-2007 which is a currency swap agreement only.

The following estimated payments are required in each of the next five years to meet the sinking fund provisions of existing debt.

Fiscal Year	**(millions)**
2002-2003	$ 113.0
2003-2004	108.7
2004-2005	105.3
2005-2006	95.7
2006-2007	86.3

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 13 DEBT CHARGES

The total cost of interest, exchange, amortization and related expenses is $424.4 million ($363.7 million 2001), which consists of:

	(millions) 2002	2001
Interest	**$ 817.2**	$ 851.1
Interest on Fredericton – Moncton Highway Capital Lease	**22.5**	---
Interest on Other Capital Leases	**2.4**	2.5
Foreign Exchange Expense	**56.6**	44.5
Other Expenses	**1.8**	1.2
	900.5	899.3
Interest Recovery for Debt Incurred for the New Brunswick Power Corporation	**(248.7)**	(262.0)
Service of the Public Debt	**651.8**	637.3
Sinking Fund Earnings	**(230.9)**	(220.0)
Debt Charges before Pension Interest	**420.9**	417.3
Pension Interest Charged (Earned)	**3.5**	(53.6)
	$ 424.4	$ 363.7

NOTE 14 PENSION PLANS

a) Description

Employees of the Province and certain other entities, as well as members of the Legislative Assembly, are entitled to receive pension benefits. The Pension plans under which these benefits are received are as follows:

Plan Name	Date of Latest Actuarial Valuation
Public Service Superannuation Plan (PSSA)	01 April 2001
Teachers' Pension Plan (TPA)	01 April 2001
Provincial Court Act and Provincial Court Judges' Pension Act (Judges')	01 April 2001
Members' Superannuation Plan and Members' Pension Plan (Members')	01 April 1996
Pension Plan for Canadian Union of Public Employees of New Brunswick Hospitals (H-CUPE)	---
Pension Plan for Management Employees of New Brunswick School Districts (Sch-Mgt)	01 January 1993
Pension Plan for General Labour, Trades and Services Employees of New Brunswick School Districts (GLTS)	01 January 2000
Pension Plan for Full-Time CUPE 2745 Employees of New Brunswick School Districts (CUPE 2745)	01 January 2000
Ombudsman Plan (Ombud)	---
Pension Plan for Certain Bargaining Employees of New Brunswick Hospitals (H-Certain)	---
Pension Plan for Part-time and Seasonal Employees (Part-time)	---
Early Retirement / Workforce Adjustment Program (Early Ret)	01 April 1999

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

Pension funds distinct from the Consolidated Fund exist for each of these pension plans, except the Members' Superannuation Plan, Members' Pension Plan and the Ombudsman Plan.

The following is a summary of the contribution levels and basic member benefits for each pension plan. Complete plan descriptions are contained in the specific plan documentation.

	Contributions			Benefits			
	Employee						
Plan	Earnings Up to YMPE	Earnings Above YMPE	Employer	Unreduced Benefits	Reduced Benefits	Basic Benefit	Annual Benefit Indexing
PSSA	5.80%	7.50%	Determined by an actuary required to fund current service costs.	Age 60 with 5 years service.	Age 55 with 5 years service	2.0% of salary times years service. Integrated with CPP.	Up to 5.00%
TPA	7.30%	9.00%	Equal to Employee	Sum of age and years of service 87; 35 years service; or age 65 with 5 years service.	Sum of age and service total 85 or age 60 with 5 years service	2.0% of salary times years service. Integrated with CPP.	Up to 4.75%
Sch –Mgt	This plan is being curtailed. There are no current contributors to the plan		N/A	Age 60 with 5 continuous years service.	At age 55 with 5 continuous years service	2.0% of salary times years service. Integrated with CPP.	Up to 3.00%
CUPE 2745	4.50%	6.00%	Determined by an actuary.	Age 60 with 5 years continuous employment.	Age 55 with 5 years continuous employment	1.3% to 2.0% of salary times years service. Integrated with CPP.	Up to 2.00%.
GLTS	4.50%	6.00%	Not less than 95% of employee contributions	Age 60 with 5 years continuous service	Age 55 with 5 years continuous employment	1.4% to 1.9% of salary times years service. Integrated with CPP.	Up to 2.00%.
Judges' a)Provincial Court Act	5.80%	7.50%	At least equal to Judges' contributions.	Age 60 with 25 years service or at age 65 with 10 years service	N/A	60% of salary Integrated with CPP.	Up to 6.00%
b)Provincial Court Judges' Pension Act	7.00%	N/A	Determined by an actuary.	Age 60 with 2 years service.	2 years service.	2.75% per year of service up to 65% of salary. Not integrated with CPP.	Up to 5.00%

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

	Contributions			Benefits			
	Employee						
Plan	**Earnings Up to YMPE**	**Earnings Above YMPE**	**Employer**	**Unreduced Benefits**	**Reduced Benefits**	**Basic Benefit**	**Annual Benefit Indexing**
H - CUPE	4.50%	6.00%	Currently on a contribution holiday.	Age 60 with 5 years continuous service.	Age 55 with 5 years continuous employment.	1.4% to 1.75% of salary times years service. Integrated with CPP.	Up to 2.00%.
Hospitals – CBE	5.185%	6.61%	Equal to employee contributions	Age 60 with 5 years continuous service. Normal retirement at age 65.	Age 55 with 5 years continuous employment	2.0% of salary times years service. Integrated with CPP.	Up to 4.00%.
Part-Time	2.00%, 3.25% or 4.50%	N/A	Equal to employee contributions	Normal retirement age 65.	N/A	Defined contribution plan	N/A

Ombud — This plan has no active members and exists solely to pay benefits to past Ombudsmen or their beneficiaries. The current and future Ombudsmen are members of either the Judges' or PSSA Plan.

Early Ret — The Province has obligations under various early retirement initiatives. The most recent program offered expired 15 March 2000 and was available to members of the PSSA employed in Part 1 of the Public Service. Under the program, employees could retire as early as age 55 with an unreduced pension. In addition, they were eligible for up to 3 years of pension credits.

Members'

a) Members' Superannuation Plan
   Applies to Members of the Legislative Assembly who were MLA's prior to enactment of the Members' Pension Act.
   Members contribute 9% of MLA's indemnity plus 6% of Minister's salary.
   Province contributes amount equal to excess of pension payments over member contributions plus interest.
   Eligible for benefits upon ceasing to be an MLA with at least 10 sessions service.
   Basic MLA Benefits equal 4.5% of indemnity times number sessions up to final year's indemnity.
   Basic Minster's benefits equal 3% of Ministers' salary times years service as a Minister.
b) Members' Pension Plan
   Members contribute lesser of amount under MSP and maximum deductible RPP contributions per Income Tax Act.
   Province contributes amount equal to excess of pension payments over member contributions plus interest.
   Eligible for benefits at age 60 upon ceasing to be an MLA with minimum 8 sessions service. Supplementary allowance at age 55 with minimum 8 sessions service.
   Basic MLA benefits equal 2% of indemnity times sessions served. Additional supplementary allowance of 125% of basic MLA's pension.
   Basic Ministers' benefits equal 2% of Ministers' salary times years service as Minister.
   Additional supplementary allowance of 50% of basic Ministers' pension amount.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

b) Pension Liability

With the exception of the Hospitals - Certain plan and the Hospitals – C.U.P.E. plan which are defined benefit plans with fixed employer contributions, and the Part-Time plan, which is a defined contribution plan, the Province is liable for any excess of accrued pension benefits over pension fund assets. The Provincial share of the estimated pension liability for all pension plans is $372.6 million ($442.6 million 2001). This estimate is based on actuarial valuations using the projected unit credit method, calculated as at the dates listed below. This method estimates the present value of retirement benefits associated with the period of employee service to the valuation date. The actuarial valuations were based on a number of assumptions about future events, such as rates of return on assets, wage and salary increases and employee turnover and mortality. Section h) of this note lists some of the actuarial assumptions used. Section i) lists selected information about plan members.

Details of the pension liability are outlined in the following table. The estimated accrued benefits and the value of plan assets reported have been updated to the most recent year end of the applicable pension plan. This was based on a projection of the actuarial assumptions and on actual contribution levels. The plans for hospital and school district employees have 31 December year ends. All other plans have 31 March year ends.

Details of the unamortized adjustments and valuation allowances are disclosed in sections d), e), f) and g) of this note.

	(millions)					
	2002					2001
Plan	Estimated Accrued Benefits	Value of Assets	Actuarial Pension Liability (Surplus)	Unamortized Pension Adjustments and Valuation Allowance	Pension Liability (Surplus)	Pension Liability (Surplus)
PSSA	$ 3,008.8	$ 3,027.9	$ (19.1)	$ 18.6	**$ (0.5)**	$ 48.8
TPA	2,889.1	2,793.3	95.8	101.5	**197.3**	227.4
Judges'	24.8	21.2	3.6	11.9	**15.5**	16.1
Members'	34.1	---	34.1	---	**34.1**	33.2
H – CUPE	---	43.0	(43.0)	---	**(43.0)**	(49.7)
Sch – Mgt	10.2	13.4	(3.2)	---	**(3.2)**	(4.2)
GLTS	147.5	180.3	(32.8)	22.9	**(9.9)**	(0.8)
CUPE 2745	28.6	35.2	(6.6)	0.8	**(5.8)**	(3.5)
Early Ret	127.0	---	127.0	---	**127.0**	123.9
	6,270.1	6,114.3	155.8	155.7	**311.5**	391.2
Allocated to NB Power	667.0	669.2	(2.2)	(58.9)	**(61.1)**	(51.4)
	$ 5,603.1	$ 5,445.1	$ 158.0	$ 214.6	**$ 372.6**	$ 442.6

The value of accrued benefits in all plans exceeds the value of assets by $158.0 million at 31 March 2002. However, because the calculation of this excess includes estimates of future events and market values of assets, the Statement of Financial Position reports a liability of $372.6 million for accounting purposes. The difference of $214.6 million is being amortized over future years. This ensures that past improvements to the financial position of the plans are only recognized as evidence of their existence becomes reliable.

As at 31 March 2002, the Public Service Superannuation plan was 100.6% funded and the Teachers Pension plan was 96.7% funded on an actuarial basis using the assumptions disclosed in this note.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

c) Change in Pension Liability

The components of the change in pension liability are disclosed in the following table:

	(millions)						
Plan	Employers' Share of Pension Benefits Earned	Pension Interest	Amortization of Adjustments	Valuation Adjustment	Total Pension Expense	Employer Pension Contribution	Increase (Decrease) in Pension Liability
PSSA	$39.4	$(10.6)	$(30.4)	$ ---	$(1.6)	$47.7	$(49.3)
TPA	28.9	(3.1)	(49.6)	---	(23.8)	6.2	(30.0)
Judges'	0.8	0.2	(1.4)	---	(0.4)	0.2	(0.6)
Members'	0.6	2.7	---	---	3.3	2.3	1.0
H – CUPE	5.8	0.9	---	---	6.7	---	6.7
Sch –Mgt	---	(0.3)	1.3	---	1.0	---	1.0
GLTS	2.8	(2.6)	(2.4)	(4.9)	(7.1)	2.0	(9.1)
CUPE 2745.	0.5	(0.6)	(0.2)	(1.6)	(1.9)	0.4	(2.3)
Ombud	0.2	---	---	---	0.2	0.2	---
H – Certain	10.7	---	---	---	10.7	10.7	---
Part-time	3.1	---	---	---	3.1	3.1	---
Early Ret	---	10.3	---	---	10.3	7.2	3.1
	92.8	(3.1)	(82.7)	(6.5)	0.5	80.0	(79.5)
Allocated to NB Power	9.9	(6.6)	(2.1)	---	1.2	10.9	(9.7)
	$82.9	$3.5	$(80.6)	$ (6.5)	$(0.7)	$ 69.1	$(69.8)

Total pension benefits of $181.9 million were earned by employees during the fiscal year. Employees contributed $82.0 million toward these benefits. The value of pension benefits charged to agencies was $17.0 million. The employers' share of pension benefits earned was $82.9 million.

d) Experience Gains and Losses

Experience gains or losses are generally amortized to pension expense over the estimated average remaining service life of active contributors. The balance of experience gains on assets that arose prior to 1994 in the Public Service and Teachers' plans are being amortized over 5 years commencing in 1999. The following table summarizes the experience gains or losses for each plan:

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

		(millions)			
Plan	Estimated Average Remaining Service Life of Active Contributors (years)	31 March 2001 Unamortized Experience Gains (Losses)	New Experience Gains (Losses)	Amortization of Experience Gains (Losses)	31 March 2002 Unamortized Experience Gains (Losses)
PSSA	16.0	$(38.4)	$(94.5)	$(13.2)	**$(146.1)**
TPA	14.0	69.8	(120.1)	(25.6)	**(75.9)**
Judges'	9.5	(0.5)	13.8	(1.4)	**11.9**
Sch – Mgt	---	---	(1.3)	1.3	**---**
GLTS	13.0	23.5	(7.9)	(13.0)	**2.6**
CUPE 2745	16.0	3.4	(4.5)	(0.2)	**(1.3)**
		57.8	(214.5)	(52.1)	**(208.8)**
Allocated to NB Power		(91.7)	(16.1)	1.7	**(106.1)**
		$149.5	$(198.4)	$(53.8)	**$ (102.7)**

e) Changes to Actuarial Assumptions

Changes to actuarial assumptions are generally amortized to pension expense over the estimated average remaining service life of active contributors. The following table summarizes the value of estimation adjustments arising from changes to actuarial assumptions for each plan:

		(millions)		
Plan	Estimated Average Remaining Service Life Of Active Contributors (years)	31 March 2001 Unamortized Value of Changes to Assumptions	Amortization of Changes to Assumptions	31 March 2002 Unamortized Value of Changes to Assumptions
PSSA	16.0	$181.9	$(17.2)	**$164.7**
TPA	14.0	201.4	(24.0)	**177.4**
		383.3	(41.2)	**342.1**
Allocated to NB Power		51.0	(3.8)	**47.2**
		$332.3	$(37.4)	**$294.9**

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

f) Amendments to Pension Plan Provisions

Amendments to pension plan provisions are expensed in the year they are made. There were amendments to the School Board – General Labour and Trades Plan that affected the value of the estimated accrued benefits for active members.

Plan	(millions) Value of New Plan Amendments Expensed in the Year
GLTS	$10.6

g) Valuation Allowance

Pension surpluses for individual plans that exceed certain limits have been reduced by valuation allowances. Details of the allowances are provided in the following table:

Plan	(millions) 31 March 2002 Valuation Allowance
GLTS	$ 20.3
CUPE 2745	2.1
	$ 22.4

h) Actuarial Assumptions

Calculation of the Province's employee pension obligations and related pension expenditure is based on long and short term actuarial assumptions except the Judges' Plan where only long term assumptions are used. The short term period spans the years 2001 to 2004 and the long term covers the years thereafter.

The tables below disclose the long term assumptions and the range of short term assumptions used in the actuarial valuations.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

Long Term Assumptions

Plan	Rate of Return on Assets (%)	Annual Wage and Salary Increase (%)	Inflation (%)	Rate of Pension Escalation after Retirement (%)
PSSA	7.90	4.00 plus promotional increase between 0.20 and 1.00	3.50	3.30 to 3.40
TPA	7.90	4.00 plus promotional increase between 0.25 and 1.50	3.50	3.20 to 3.40
Judges'	7.90	4.50	3.50	3.30 to 3.40
Sch – Mgt	8.16	4.75	4.00	2.00
GLTS	7.90	4.00	3.50	2.00
CUPE 2745	7.90	4.00	3.50	2.00
Members'	8.16	4.75	4.00	4.00

Short Term Assumptions

Plan	Rate of Return on Assets (%)	Annual Wage and Salary Increase (%)	Inflation (%)	Rate of Pension Escalation after Retirement (%)
PSSA	7.90	2.00 to 3.00	2.00 to 3.00	2.00 to 3.00
TPA	7.90	2.00 to 3.00	2.00 to 3.00	2.00 to 3.00
Sch – Mgt	6.08 to 7.64	1.50 to 4.00	2.00 to 3.50	2.00
GLTS	7.90	2.00 to 3.00	2.00 to 3.00	2.00
CUPE 2745	7.90	2.00 to 3.00	2.00 to 3.00	2.00
Members'	6.08 to 7.64	0.00 to 4.00	2.00 to 3.50	2.00 to 3.50

These assumptions have been used to determine the amount of the Province's obligation for pension benefits outstanding and the value of benefits earned by employees during the fiscal year. Different assumptions have been used to determine the appropriate level of employee and employer contributions needed to fund the estimated cost of the pension plans.

i) Member Data

The following table lists data about the members of each plan.

Plan	Number of Active Contributors	Number of Pensioners	Average Annual Salary of Contributors	Average Annual Pension
PSSA	18,535	8,931	$ 44,963	$ 14,753
TPA	9,394	6,214	49,637	24,920
Judges'	26	30	141,102	44,673
Sch – Mgt	---	70	---	10,877
GLTS	1,991	1,002	24,377	6,558
CUPE 2745	561	125	22,449	3,859
Members'	55	95	38,781	27,580

Ministers earn an additional average salary of $34,510

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 15 CONTINGENT LIABILITIES

a) Guaranteed Loans

The Province has guaranteed certain debt of entities external to the Provincial Reporting Entity under the authority of various statutes. At 31 March 2002, the total contingent liability in respect of these guarantees was $196.1 million ($166.6 million 2001), of which the Province has recognized $44.7 million as a liability in the Statement of Financial Position ($30.9 million 2001).

	(millions) Authorized Limit	Contingent Liability
Adult Education and Training Act	$ 0.3	$ 0.3
Agricultural Development Act	0.2	0.2
Economic Development Act	48.9	33.8
Employment Development Act	3.6	3.6
Fisheries Development Act	8.8	5.9
Livestock Incentives Act	2.0	1.5
Nursing Homes Act	10.7	10.7
Regional Development Corporation Act	3.9	3.5
Youth Assistance Act	136.6	136.6
		196.1
Less: Allowance for Losses (Schedule 10)		44.7
		$ 151.4

b) Environmental Responsibility

The Province of New Brunswick has an agreement with a mining company to limit the liability of the company to $3.0 million for environmental damages that occurred prior to the company commencing mining at a specified site. The cost to clean up the major problem area of this site has been estimated at $3.0 million. The Province currently holds a performance bond for $1.3 million from this company relating to this clean up.

N.B. Coal (a wholly owned subsidiary of New Brunswick Power Corporation) has an environmental responsibility to treat acidic water drainage from an inactive mine. Cost of treatment for the fiscal year ended 31 March 2002 was $0.5 million ($0.5 million 2001).

c) Insurance

The Province does not carry general liability insurance or property insurance on its assets except in a few limited instances. Any successful liability claims against the Province and any replacement of lost or damaged property are charged to expenditure in the year of settlement or replacement.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 16 COMMITMENTS

a) Operating Leases

The total future minimum payments under various operating lease agreements, including those of government enterprises, for the rental of space and equipment amounts to $369.8 million ($308.9 million 2001). Minimum annual lease payments in each of the next five years are as follows:

Fiscal Year	(millions)
2002-2003	$ 43.5
2003-2004	38.7
2004-2005	33.9
2005-2006	30.1
2006-2007	29.0

b) Nursing Homes

The Department of Health and Wellness includes in its annual operating budget funding for the repayment of approved long term debt of certain nursing homes. The Department funds the nursing homes through grants which pay the difference between operating expenses and revenue from other sources. On average, revenue from other sources covers approximately 35% of operating costs.

Total long term debt of these nursing homes at 31 March 2002 amounted to approximately $91.7 million ($89.2 million 2001). Of the $91.7 million nursing home debt, the Province has issued guarantees totalling approximately $10.7 million ($10.6 million 2001) which is included as a contingent liability.

c) Authorized Capital Projects

The 31 March 2002 estimated amount required to complete authorized major construction projects of schools, hospitals, other buildings, roads and bridges, and to meet capital grant obligations is $838.0 million ($36.6 million 2001). This includes projects that will be cost shared with the Government of Canada.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 17 EXPENDITURE BY PRIMARY CLASSIFICATION

The expenditures by primary classification are as follows:

	(millions) 2002	2001
Personal Services	**$ 1,140.6**	$ 1,068.3
Other Services	**434.3**	397.7
Materials and Supplies	**118.3**	113.3
Property and Equipment	**205.7**	142.6
Contributions, Grants and Subsidies to or on behalf of:		
Hospitals	**826.1**	772.9
Municipalities and Local Service Districts	**141.6**	139.9
Individuals	**886.3**	841.4
Nursing Homes	**117.2**	109.6
Other	**464.6**	439.3
Debt and Other Charges	**738.2**	694.2
	$ 5,072.9	$4,719.2

Personal Services includes salaries and benefits of employees, and allowances paid to the members of the Legislative Assembly. Personal Services does not include salaries and benefits of employees of hospitals and other agencies, which are paid by those organizations. Funding provided to those organizations is recorded as Contributions, Grants and Subsidies.

Other Services includes the purchase of various services including rental of space, postage, advertising, professional services, Royal Canadian Mounted Police services and travel expenses.

Materials and Supplies includes the purchase of textbooks, office supplies, heating fuel, vehicle and equipment supplies and parts, and structural materials and supplies.

Property and Equipment includes the purchase and construction of buildings, roads, bridges, equipment, and office furniture.

Contributions, Grants and Subsidies includes payments to government corporations, agencies and boards, and to business entities and non-profit organizations. Contributions, Grants and Subsidies to or on behalf of individuals includes income assistance payments and medical service payments on behalf of individuals. Contributions, Grants and Subsidies to Hospitals includes both grants provided to Hospitals, and the unfunded deficits of Hospitals.

Debt and Other Charges includes the cost of servicing the public debt and bad debt expenses.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 18 TRUST FUNDS

The Province is trustee for various trust funds outside the Provincial Reporting Entity.

The following is a summary of the trust fund equities calculated using the method indicated below to value investment assets:

	(millions)	
	2002	**2001**
Cost Method:		
Margaret R. Lynds Bequest	$ 0.1	$ 0.1
Mental Health Trust Fund	0.8	0.7
New Brunswick Power Corporation Sinking Fund	32.2	30.4
Viscount Bennett Bequest	0.2	0.2
	$ 33.3	$ 31.4
Market Value Method:		
Judges' Superannuation Fund	$ 21.2	$ 21.3
Pension Plan for the Management Employees of New Brunswick School Districts	13.4	14.5
Pension Plan for General Labour, Trades and Services Employees of New Brunswick School Districts	180.3	173.1
Pension Plan for Full-Time CUPE 2745 Employees of New Brunswick School Districts	35.2	34.0
Public Service Superannuation Fund	3,027.9	2,959.9
Teachers' Pension Trust Fund	2,793.3	2,810.0
	$ 6,071.3	$ 6,012.8

The Margaret R. Lynds Bequest is used to award three annual scholarships of equal value to students pursuing the study of communications at specified universities. The Mental Health Trust Fund is used to pay for psychoanalysis treatment of deserving New Brunswick residents. The income from the Viscount Bennett Bequest is used to develop the Province's historic resources.

The New Brunswick Power Corporation Sinking Fund is held in trust under the authority of the Electric Power Act. New Brunswick Power Corporation makes payments to this sinking fund as required by the terms of any bond or debenture issues. These are retained and invested. The purpose of the fund is to repay the bonds or debentures when they mature.

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 19 CHANGE IN PROVINCIAL BORROWING

The Province's funded debt issued for Provincial purposes increased $119.9 million during the year (increased $43.0 million in 2001), after deducting the value of the sinking fund. Bank Advances and Short Term Borrowing decreased by $132.5 million (increased $29.3 million in 2001). Total borrowing was therefore $12.6 million lower at 31 March 2002 than it was at 31 March 2001.

The following table shows how total borrowing decreased $12.6 million.

	(millions)	
	2002	**2001**
Decrease in Net Debt for the Year	**$ 143.8**	$ 115.8
Decrease in Pension Liability	**(70.0)**	(153.4)
Decrease in Deferred Revenue	**(39.1)**	(15.6)
(Increase) Decrease in Investments, Loans and Advances	**(62.2)**	62.0
Decrease in Obligations under Capital Leases	**(28.1)**	(0.7)
Decrease (Increase) in Other Current Assets and Liabilities	**44.6**	(7.7)
Decrease (Increase) in Borrowing Before Foreign Exchange Adjustments	**(11.0)**	0.4
Foreign Exchange Adjustments	**23.6**	(72.7)
(Increase) Decrease in Borrowing	**$ 12.6**	$ (72.3)

The following changes in Other Current Assets and Liabilities had an affect on the Province's Working Capital position. In the table below, bracketed figures indicate an increase in Working Capital.

	(millions)	
	2002	**2001**
Accounts and Interest Receivable	**$ (33.1)**	$ (34.8)
Taxes Receivable	**(11.3)**	(43.9)
Inventories	**0.6**	(2.8)
Prepaid and Deferred Charges	**(44.3)**	(0.3)
Accounts Payable	**119.3**	(30.9)
Accrued Expenditures	**(33.9)**	35.4
Deposits Held in Trust	**8.3**	1.5
(Increase) Decrease in Working Capital	**5.6**	(75.8)
Increase in Allowance for Doubtful Accounts	**43.2**	65.3
Decrease (Increase) in Premiums and Discounts on Issue of Debt	**(4.2)**	2.8
Decrease (Increase) in Other Current Assets and Liabilities	**$ 44.6**	$ (7.7)

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 20 TANGIBLE CAPITAL ASSETS

The Province has a significant investment in tangible capital assets that have a useful life of greater than one year. Tangible capital assets are recorded as an expenditure in the period acquired and are not included as assets in the Statement of Financial Position. These assets are a key component in the delivery of programs and provide on-going value to the public.

The Province's net investment in Tangible Capital Assets over the past five years has been:

Year	(millions) Net Investments
2002	$ 196.4
2001	152.6
2000	1,157.3
1999	282.2
1998	227.8

Details of certain tangible capital assets are as follows:

a) Vehicles and Equipment

	Cost	(millions) Accumulated Depreciation	Net Book Value
Vehicles and Equipment	$ 193.1	$ 107.2	$ 85.9

b) Capital Leases

	(millions) Cost
Fredericton to Moncton Highway	$ 903.8
Moncton North School	8.2
Miramichi Youth Facility	13.6

b) Land and Buildings

	Estimated Number
Number of Provincially Owned Properties	7,195

NOTES TO THE FINANCIAL STATEMENTS
31 March 2002

NOTE 21 COMPARATIVE FIGURES

Prior year figures have been restated because of the change in accounting policy disclosed in note 2. Certain other figures for the prior year have also been restated to conform with the 2002 presentation of the financial statements.

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2002

SCHEDULE 1
ACCOUNTS AND INTEREST RECEIVABLE

	(millions) 2002	2001
Accounts Receivable		
Canada - Conditional Grants		
Canada Mortgage and Housing Corporation	$ 27.8	$ 27.9
Canada/New Brunswick Highway Improvement Program	5.0	1.9
Disaster Financial Assistance Program	38.9	38.3
Gun Control	0.9	2.8
Infrastructure Program	1.5	0.1
Official Languages in Education Program	20.9	19.9
Refund of Harmonized Sales Tax Paid	18.8	8.9
Regional Economic Development Agreement	3.7	2.1
Young Offenders Act	---	1.1
Other Agreements	2.9	3.9
Canada - Unconditional Grants		
Canada Health and Social Transfer	2.4	1.1
Fiscal Equalization	---	11.5
Receivables of Government Departments		
Business New Brunswick	6.1	2.2
Education	16.3	17.1
Family and Community Services	33.0	29.8
Finance	44.5	49.2
Health and Wellness	16.4	13.5
Justice	20.2	19.9
Natural Resources and Energy	3.0	3.3
Office of Human Resources	3.7	1.5
Public Safety	6.0	4.9
Supply and Services	3.6	3.4
Tourism and Parks	1.6	---
Training and Employment Development	18.3	3.6
Transportation	16.1	19.1
Other Departments	9.1	7.3
Guarantee Payouts	26.8	21.6
Working Capital Advances	7.3	7.6
Other	2.5	3.0
Interest Receivable		
Agricultural Development Act	2.9	2.0
Economic Development Act	4.6	4.1
Fisheries Development Act	13.0	14.0
Other	5.0	4.0
	382.8	350.6
Less: Allowance for Doubtful Accounts	97.7	87.4
	$ 285.1	$ 263.2

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2002

SCHEDULE 2
TAXES RECEIVABLE

	2002 (millions)	2001 (millions)
Gasoline and Motive Fuels Tax	$ 17.2	$ 21.5
Real Property Tax	359.9	342.4
Royalties and Stumpage on Timber	18.4	22.7
Sales Tax	68.9	68.9
Tobacco Tax	7.4	5.3
Other	0.1	0.1
	471.9	460.9
Less: Allowance for Doubtful Accounts	89.5	84.5
	$ 382.4	$ 376.4

SCHEDULE 3
INVENTORIES

	2002	2001
Construction and Maintenance Materials	$ 9.0	$ 8.8
Educational Textbooks	2.2	2.2
Machine Repair Parts	5.6	5.5
Properties Held for Sale	1.4	1.3
Stationery and Supplies	1.3	1.3
Veterinary Supplies	0.7	0.8
Other Supplies	6.6	7.5
	$ 26.8	$ 27.4

SCHEDULE 4
PREPAID AND DEFERRED CHARGES

	2002	2001
Unamortized Premiums, Discounts, and Issue Expenses on Debentures	$ 65.3	$ 61.2
Other	69.6	25.4
	$ 134.9	$ 86.6

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2002

(millions)

SCHEDULE 5
LOANS AND ADVANCES

	2002			2001		
	Amount	Allowance for Doubtful Accounts	Net	Amount	Allowance for Doubtful Accounts	Net
Business New Brunswick						
Agricultural Development Act	$ 18.1	$ 12.0	**$ 6.1**	$ 17.3	$ 8.3	$ 9.0
Economic Development Act	143.6	59.7	**83.9**	138.8	51.7	87.1
Fisheries Development Act	56.9	42.3	**14.6**	58.0	45.2	12.8
New Brunswick Agri-Export	0.5	---	**0.5**	0.5	0.5	---
Provincial Holdings Ltd.	8.5	2.2	**6.3**	9.6	1.8	7.8
Education						
Loans to Students	0.2	0.2	---	0.2	0.2	---
Environment and Local Government						
Water and Sewerage Systems	0.4	---	**0.4**	0.4	---	0.4
Other Loans	0.3	0.3	---	0.3	0.3	---
Executive Council						
La Fondation du quotidien francophone	4.0	4.0	---	4.0	4.0	---
Family and Community Services						
Loans to Nursing Homes	---	---	---	2.9	---	2.9
New Brunswick Housing Act	30.9	2.5	**28.4**	28.4	2.6	25.8
Finance						
Municipalities - Department of Regional Industrial Expansion Agreements	1.7	0.6	**1.1**	1.9	0.6	1.3
Health and Wellness						
Veterans' Affairs Units	11.1	---	**11.1**	1.3	---	1.3
Public Safety						
City of Moncton	1.9	---	**1.9**	2.1	---	2.1
Unsatisfied Judgements	9.5	9.5	---	9.5	9.5	---
Regional Development Corporation						
Fundy Trail Endowment Fund	3.2	---	**3.2**	3.2	---	3.2
Supply and Services						
Miramichi Redevelopment	0.4	0.4	---	0.4	---	0.4
Other Loans	---	---	---	0.1	---	0.1
	$ 291.2	$ 133.7	**$ 157.5**	$ 278.9	$ 124.7	$ 154.2

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2002

SCHEDULE 6
INVESTMENTS

	2002 (millions)	2001 (millions)
Investment in Government Enterprises		
Lotteries Commission of New Brunswick	$ **0.5**	$ 1.1
New Brunswick Liquor Corporation	**14.9**	12.2
New Brunswick Municipal Finance Corporation	**0.8**	0.8
New Brunswick Power Corporation	**(144.7)**	(164.7)
Workplace Health, Safety and Compensation Commission	**(6.6)**	29.1
	(135.1)	(121.5)
Other Long Term Investments	**63.5**	3.7
	$ **(71.6)**	$ (117.8)

SCHEDULE 7
BANK ADVANCES AND SHORT TERM BORROWING

	2002	2001
Bank Overdrafts	$ **85.1**	$ 49.1
Treasury Bills 1.93% - 3.44% Maturing 4 April 2002 - 27 March 2003	**798.9**	732.8
	884.0	781.9
Less:		
Cash	**46.8**	43.3
Short Term Investments	**484.9**	253.8
	531.7	297.1
	$ **352.3**	$ 484.8

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2002

SCHEDULE 8
ACCOUNTS PAYABLE

	(millions) 2002	2001
Accounts Payable for Goods and Services		
Agriculture, Fisheries and Aquaculture	$ **2.7**	$ 4.4
Business New Brunswick	**36.5**	34.9
Education	**32.6**	20.1
Environment and Local Government	**4.8**	3.7
Family and Community Services	**29.6**	23.2
Finance	**18.4**	18.8
Health and Wellness	**60.0**	54.2
Maritime Provinces Higher Education Commission	**15.0**	13.6
Natural Resources and Energy	**3.3**	2.2
Office of the Comptroller	**44.4**	4.0
Office of Human Resources	**2.0**	---
Public Safety	**27.5**	24.4
Regional Development Corporation	**2.9**	3.6
Supply and Services	**14.9**	13.9
Tourism and Parks	**4.1**	---
Training and Employment Development	**9.3**	9.8
Transportation	**40.4**	21.0
Other Departments	**27.2**	3.2
Due to Canada		
Department of Regional Industrial Expansion	**1.1**	1.3
Harmonized Sales Tax Agreement	**---**	7.4
Other Agreements	**9.2**	0.8
New Brunswick Housing Corporation - Third Parties	**45.5**	46.4
Other	**5.2**	6.4
	$ **436.6**	$ 317.3

SCHEDULE 9
ACCRUED EXPENDITURES

	2002	2001
Accrued Interest		
Funded Debt	$ **143.6**	$ 159.2
Outstanding Treasury Bills	**---**	4.3
Other	**20.6**	0.8
	164.2	164.3
Accrued Salaries Payable	**102.8**	117.5
Health and Wellness	**72.6**	110.7
Holdbacks on Contracts	**6.0**	4.9
Liability for Injured Workers	**68.9**	55.7
Retirement Allowances	**208.1**	214.8
Solid Waste Management	**---**	5.9
Other	**53.4**	36.1
	$ **676.0**	$ 709.9

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2002

	(millions) 2002	2001
SCHEDULE 10		
ALLOWANCE FOR LOSSES		
Business New Brunswick	$ 19.1	$ 12.2
Education	25.4	18.5
Training and Employment Development	0.2	0.2
	$ 44.7	$ 30.9
SCHEDULE 11		
DEFERRED REVENUE		
Canada Health and Social Transfer	$ 30.4	$ 74.1
Highway Improvement Recoveries	---	1.4
Motor Vehicle and Operators' Licenses	33.3	34.8
Real Property Taxes	214.3	208.2
Other	8.1	6.7
	$ 286.1	$ 325.2
SCHEDULE 12		
DEPOSITS HELD IN TRUST		
Administrator of Estates of Patients in Psychiatric Facilities	$ 0.4	$ 0.4
Contractors' Deposits	1.6	1.5
Court of Queen's Bench	4.7	5.0
Employee Contributions for Early Retirement Benefits	2.1	4.2
Mining Licenses - Non-Performance Renewal Fees	1.3	1.2
New Brunswick Crop Reinsurance Fund	3.3	2.1
Sale of Property for Taxes	0.8	0.8
Scholarship Trusts	2.1	2.1
Tenants' Security Deposits	10.5	9.9
Other	15.5	6.8
	$ 42.3	$ 34.0
SCHEDULE 13		
OBLIGATIONS UNDER CAPITAL LEASES		
Moncton North School	$ 8.7	$ 9.4
Miramichi Youth Facility	18.6	18.8
New Brunswick Highway Corporation	844.6	871.8
	$ 871.9	$ 900.0

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2002

	2002 Budget (millions)	2002 Actual (millions)	2001 Actual (millions)
SCHEDULE 14			
TAXES ON CONSUMPTION			
Gasoline and Motive Fuels Tax	$ 184.0	**$ 184.3**	$ 186.5
Harmonized Sales Tax	691.0	**659.6**	653.2
Tobacco Tax	50.0	**69.7**	49.8
Other	---	**0.1**	0.1
	$ 925.0	**$ 913.7**	$ 889.6
SCHEDULE 15			
TAXES ON INCOME			
Corporate Income Tax	$ 158.0	**$ 179.9**	$ 178.6
Mining Tax	3.0	**2.3**	3.3
Personal Income Tax	903.1	**909.9**	910.0
	$ 1,064.1	**$ 1,092.1**	$ 1,091.9
SCHEDULE 16			
OTHER TAXES			
Financial Corporation Capital Tax	$ 8.4	**$ 9.2**	$ 7.0
Insurance Premium Tax	25.8	**30.3**	28.2
Large Corporation Capital Tax	32.0	**39.0**	30.6
Other	3.0	**3.4**	3.4
	$ 69.2	**$ 81.9**	$ 69.2
SCHEDULE 17			
LICENSES AND PERMITS			
Angling Licenses	$ 1.6	**$ 1.5**	$ 1.6
Corporations - Annual Filing Fees	0.6	**0.2**	2.0
Corporations - Letters Patent	---	**---**	1.2
Hunting Licenses	3.2	**2.1**	2.2
Liquor Licensing Board	2.8	**3.0**	3.4
Motor Vehicle Licenses	78.2	**79.1**	80.6
Security Frauds Prevention Act	4.9	**5.6**	5.0
Other	8.7	**10.1**	10.6
	$ 100.0	**$ 101.6**	$ 106.6
SCHEDULE 18			
ROYALTIES			
Forest	$ 52.1	**$ 54.6**	$ 58.3
Mines	7.4	**6.5**	8.2
	$ 59.5	**$ 61.1**	$ 66.5

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2002

	(millions)		
	2002 Budget	2002 Actual	2001 Actual
SCHEDULE 19			
INVESTMENT INCOME			
Lottery Revenues	$ 81.2	**$ 89.2**	$ 89.7
New Brunswick Liquor Corporation	103.6	**106.8**	103.0
New Brunswick Power Corporation	30.0	**20.0**	(78.0)
Workplace Health, Safety and Compensation Commission (WHSCC)	1.1	**(35.7)**	(19.9)
Consolidation Adjustment for WHSCC	---	---	7.5
Other Investment Income	22.6	**31.3**	26.6
	$ 238.5	**$ 211.6**	$ 128.9
SCHEDULE 20			
OTHER PROVINCIAL REVENUE			
Sales of Goods and Services	$ 154.1	**$ 157.0**	$ 146.6
Other Revenue	25.1	**42.9**	46.2
	$ 179.2	**$ 199.9**	$ 192.8
SCHEDULE 21			
CONDITIONAL GRANTS - CANADA			
Economic Development	$ 29.1	**$ 10.4**	$ 11.7
Education	30.0	**22.3**	22.6
Employment Development	101.2	**103.9**	100.0
Family and Community Services	37.0	**35.8**	36.9
General Government Services	---	**13.4**	4.4
Health	3.5	**6.5**	5.4
Protection Services	7.8	**7.7**	7.3
Resources	0.6	**0.5**	6.5
Transportation	14.9	**16.7**	9.6
	$ 224.1	**$ 217.2**	$ 204.4

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2002

	(millions)		
	2002 Budget	2002 Actual	2001 Actual
SCHEDULE 22			
EDUCATION			
Education	$ 759.2	**$ 758.6**	$ 728.2
General Government	4.3	**(20.6)**	(50.7)
Maritime Provinces Higher Education Commission	168.1	**168.1**	164.2
Supply and Services	33.0	**33.5**	32.7
	$ 964.6	**$ 939.6**	$ 874.4
SCHEDULE 23			
HEALTH			
General Government	$ 5.3	**$ 7.2**	$ (0.2)
Health and Wellness	1,354.6	**1,397.2**	1,286.7
Supply and Services	6.9	**6.1**	3.8
	$ 1,366.8	**$ 1,410.5**	$ 1,290.3
SCHEDULE 24			
FAMILY AND COMMUNITY SERVICES			
Family and Community Services	$ 692.1	**$ 678.9**	$ 652.2
General Government	4.3	**4.0**	4.2
	$ 696.4	**$ 682.9**	$ 656.4
SCHEDULE 25			
PROTECTION SERVICES			
General Government	$ 2.4	**$ ---**	$ 3.2
Justice	35.6	**36.2**	33.2
Public Safety	96.2	**99.8**	96.8
Supply and Services	1.8	**1.4**	0.3
	$ 136.0	**$ 137.4**	$ 133.5

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2002

	2002 Budget (millions)	2002 Actual (millions)	2001 Actual (millions)
SCHEDULE 26			
ECONOMIC DEVELOPMENT			
Business New Brunswick	$ 46.7	**$ 43.1**	$ 51.3
General Government	22.9	**42.9**	22.9
Regional Development Corporation	51.2	**38.0**	31.1
Regional Development Corporation - Special Operating Agency	24.6	**9.0**	3.4
Supply and Services	1.2	**1.1**	---
Tourism and Parks	24.8	**27.2**	25.6
	$ 171.4	**$ 161.3**	$ 134.3
SCHEDULE 27			
EMPLOYMENT DEVELOPMENT AND LABOUR			
General Government	$ 0.6	**$ 0.6**	$ 0.6
Supply and Services	2.0	**2.0**	0.3
Training and Employment Development	226.1	**224.8**	222.8
	$ 228.7	**$ 227.4**	$ 223.7
SCHEDULE 28			
RESOURCE SECTOR			
Agriculture, Fisheries and Aquaculture	$ 27.2	**$ 26.9**	$ 41.4
Environment	19.6	**19.9**	19.4
Forest Protection Limited	9.2	**9.6**	3.4
General Government	0.3	**---**	2.6
Natural Resources and Energy	93.3	**96.2**	86.2
Supply and Services	---	**1.4**	1.4
	$ 149.6	**$ 154.0**	$ 154.4
SCHEDULE 29			
TRANSPORTATION			
General Government	$ 0.3	**$ 3.3**	$ 1.3
New Brunswick Highway Corporation	7.3	**7.0**	4.6
Supply and Services	---	**1.0**	---
Transportation	253.9	**274.2**	233.0
	$ 261.5	**$ 285.5**	$ 238.9

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2002

	(millions)		
	2002 Budget	2002 Actual	2001 Actual
SCHEDULE 30			
CENTRAL GOVERNMENT			
Algonquin Properties Ltd	$ 9.1	**$ 7.5**	$ 6.0
Executive Council	4.5	**4.2**	3.4
Finance	81.0	**82.0**	90.0
General Government	118.0	**114.4**	82.3
Intergovernmental Affairs	1.9	**1.7**	1.5
Legislative Assembly	15.5	**14.7**	12.9
Local Government	35.1	**35.4**	33.8
New Brunswick Investment Management Corporation	5.6	**6.9**	5.6
Office of the Comptroller	5.0	**4.6**	4.7
Office of Human Resources	5.7	**5.6**	5.4
Office of the Premier	1.2	**1.2**	1.2
Service New Brunswick	27.0	**50.6**	39.2
Supply and Services	96.3	**93.7**	90.0
	$ 405.9	**$ 422.5**	$ 376.0